ORGANIZATIONAL STUCTURE OF SIG AND ITS PRINCIPAL SUBSIDIARIES

[CHART]

         [At the top of the chart there is a rectangular box with "Symons International Group, Inc." and footnote number one noted inside. Coming from this box are two lines; the left line has the figure of 100% while the right line has the figure of 52%. The left line runs into a smaller rectangular box with "IGF Holdings, Inc." inside. One line, with a 100% figure, runs from this box to another rectangular box with "IGF Insurance" inside. The right line runs into a smaller rectangular box with "GGS Management Holdings, Inc.," inside. There is a line towards the right with a 48% figure running up from this box and a line with a 100% figure running down from this box. The line running up runs into another rectangular box with "Funds Affiliated with Goldman, Sachs & Co." and footnote number two noted inside. The line running down from the GGS Management Holdings box runs into a rectangular box with "GGS Management, Inc." inside. There is one line running from this box with two branches each with a 100% figure. The left branch runs into a rectangular box with "Pafco General Insurance Company" inside and the right branch runs into a rectangular box with "Superior Insurance Company" inside. From this box runs one line with two branches, each with a 100% figure. The left branch runs into a rectangular box with "Superior American Insurance Company" inside and the right branch runs into a rectangular box with "Superior Guaranty Insurance Company" inside.]

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(1)  Symons  International  Group,  Inc. is a  wholly-owned  subsidiary of Goran
     Capital Inc., a Canadian federally chartered corporation. Goran's common stock is traded on the Toronto Stock Exchange under the symbol "GNC" and on the Nasdaq National Market under the symbol of "GNCNF."

(2) The ownership percentages of the funds affiliated with Goldman, Sachs & Co. in GGS Management Holdings, Inc. are as follows: 30.1% by GS Capital Partners II, L.P., a Delaware limited partnership, 12.0% by GS Capital Partners II Offshore, L.P., a Cayman Islands limited partnership and 5.9% collectively by the following investors: Stone Street Funds L.P., Bridge Street Funds L.P., and Goldman Sachs & Co. Verwaltungs GmbH. These funds are collectively referred to in this Prospectus as the "GS Funds."